Exhibit 99.1

Pioneer’s Third Quarter Revenue Increases 99.1%

to a Record $12.4 Million; Grows Profitability to $0.10 in Quarterly EPS

Management Reiterates Guidance of Full Year Revenue of $42 to $45 Million, Full year positive EPS;

Company Maintains $33.6 Million Backlog after Record Revenue Quarter

FORT LEE, N.J., November 14, 2023 /PRNewswire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced financial results for the third quarter and nine months ended September 30, 2023.

Financial Highlights for the Third Quarter of 2023:

●	Third quarter revenue was $12.4 million, up approximately 99.1% and a record for the Company since divesting its transformer business units in August of 2019, as compared to $6.3 million for the third quarter of 2022.
●	Third quarter gross profit was $3.7 million, or 29.8% of revenue, as compared to $861,000, or 13.8% of revenue for the third quarter of 2022.
●	Third quarter operating income was $953,000, as compared to an operating loss of $1.4 million during the third quarter of 2022, an improvement of $2.4 million.
●	Third quarter net income was $1.0 million, or $0.10 per basic and diluted share, compared to a net loss of $1.3 million, or negative $0.13 per basic and diluted share, for the same period last year.
●	Pioneer maintains consolidated backlog at $33.6 million at September 30, 2023, effectively unchanged from June 30, 2023.
●	The Company ended the third quarter with $7.6 million of cash on hand and no bank debt.
●	The Company had $14.0 million of net operating loss carryforwards as of September 30, 2023.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “The quarter’s financial results reflect the continued market penetration and value proposition our suite of power solutions offer. E-Bloc continues to benefit from the exponential growth of the distributed generation market. Large industrial and commercial users of electricity are addressing the grid’s inability, or anticipated inability, to meet their power consumption needs. In addition, alternative power systems can also supplement their power needs less expensively than their current utility rates. The market success of E-Bloc has allowed us to attract additional well-established engineering and construction firms, channel partners and specialized distributors that integrate and position E-Bloc as part of their larger solutions and offerings, opening up even wider market access than we’ve experienced to date.”

“And, after two years of awareness-building, our e-Boost product platform is becoming synonymous with rapid mobile charging and is seen as an integral solution for the electrification of EV fleets and depots,” added Mr. Mazurek. “Thus far in 2023, e-Boost units have provided over 13,000 electric vehicle charges resulting in over 200 MWh of mobile charging power provided across the United States. Indeed, we believe the commercial success of e-Boost year to date is just the beginning of a decades-long energy transition opportunity.”

“Both of our product platforms continue to evolve, as customers encourage us to modify and expand the product lines,” continued Mr. Mazurek. “For example, we are modifying the E-Bloc architecture to provide unitized substation solutions, essentially a ‘grid-on-a-skid’. Additionally, we will be expanding our e-Boost mobile charging solutions to offer zero emission alternatives to propane, as well as more compact DC-DC charging solutions. These variations are expected to further expand our addressable market.”

Third Quarter 2023 Financial Results

Revenue

Consolidated revenue for the three months ended September 30, 2023 was $12.4 million, an increase of approximately 99.1%, as compared to $6.3 million during the third quarter of last year, primarily due to an increase in sales of our power systems from our T&D Solutions segment and an increase in sales of our equipment from our Critical Power Solutions segment. Revenue from the T&D Solutions segment increased approximately 155.8%, and revenue from the Critical Power segment increased approximately 12.7% during the third quarter of 2023 as compared to the same period last year.

Gross Profit/Margin

Consolidated gross profit for the third quarter of 2023 was $3.7 million, or 29.8% of revenue, compared to $861,000, or 13.8% of revenue, for the same period in 2022. The increase in consolidated gross profit and margin is primarily due to higher revenue, driving improved manufacturing utilization, a favorable sales mix and reductions in input costs.

Operating Income (Loss)

For the three months ended September 30, 2023, income from operations was $953,000, as compared to a loss from operations of $1.4 million during the third quarter of 2022, a positive swing of $2.4 million. Increased revenue from both segments, a favorable sales mix, reductions in input costs and improved productivity were the primary factors in the Company generating nearly $1.0 million of operating income.

Net Income (Loss)

The Company’s net income during the three months ended September 30, 2023 was $1.0 million, or $0.10 per basic and diluted share, as compared to a net loss of $1.3 million, or negative $0.13 per basic and diluted share, during the same period last year.

Year-to-Date 2023 Financial Results

Consolidated revenue for the nine months ended September 30, 2023 was $33.1 million, an increase of 89.3% when compared to $17.5 million during the first nine months of last year. Revenue from the T&D Solutions segment increased approximately 145.4%, and revenue from the Critical Power segment increased approximately 13.6%, during the first nine months of 2023 as compared to the same period last year.

Gross profit for the first nine months of 2023 was $8.6 million, or 26.1% of revenue, compared to $1.8 million, or 10.6% of revenues, for the same period last year, an improvement of $6.8 million.

Pioneer generated $631,000 of operating income during the first nine months of 2023, as compared to an operating loss of $4.8 million during the first nine months of 2022, a positive swing of $5.4 million. The Company’s net income for the first nine months of 2023 was $827,000, or $0.08 per basic and diluted share, compared to a net loss of $4.6 million, or negative $0.47 per basic and diluted share, during the same period of 2022.

Balance Sheet

The Company had $7.6 million of cash on hand, and working capital of $13.7 million, at September 30, 2023, compared to $10.3 million of cash on hand, and working capital of $14.1 million, at December 31, 2022. The Company had no bank debt at September 30, 2023.

2023 Outlook

Management reiterated expectations of total revenue between $42 and $45 million in fiscal year 2023, or at least 50% over fiscal year 2022. Management also expects to generate positive earnings per share for the full fiscal year 2023.

The foregoing projected outlook constitutes forward-looking information and is intended to provide information about management’s current expectations for the Company’s 2023 fiscal year. Although considered reasonable as of the date hereof, such outlook and the underlying assumptions may prove to be inaccurate. Accordingly, actual results could differ materially from the Company’s expectations as set forth herein. See “Forward-Looking Statements”.

In preparing the above outlook, the Company assumed, among other things, (i) that the Company’s backlog orders will translate into revenue, (ii) that the Company will be able to satisfactorily complete and deliver all orders and (iii) the timely payment by customers for all billings. This section includes forward-looking statements. See “Forward-Looking Statements”.

Earnings Conference Call:

Management will host a conference call tomorrow, Wednesday, November 15, 2023 at 9 a.m. Eastern Time to discuss Pioneer’s 2023 third quarter and nine months ended financial results with the investment community.

Anyone interested in participating should call 1-877-423-9813 if calling within the United States or 1-201-689-8573 if calling internationally. When asked, please reference confirmation code 13742491.

A replay will be available until Wednesday, November 22, 2023 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 13742491 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at

https://viavid.webcasts.com/starthere.jsp?ei=1642142&tp_key=78f91c3915.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on two customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock, (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event, and (xiii) risks associated with litigation and claims, which could impact our financial results and condition.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$12,443	$6,251	$33,080	$17,476
Cost of goods sold	8,732	5,390	24,445	15,629
Gross profit	3,711	861	8,635	1,847
Operating expenses
Selling, general and administrative	2,758	2,305	8,004	6,636
Total operating expenses	2,758	2,305	8,004	6,636
Income (loss) from operations	953	(1,444)	631	(4,789)
Interest income	(60)	(116)	(192)	(322)
Other (income) expense, net	(11)	(17)	(4)	112
Income (loss) before income taxes	1,024	(1,311)	827	(4,579)
Income tax expense	-	-	-	7
Net income (loss)	$1,024	$(1,311)	$827	$(4,586)

Income (loss) per share:
Basic	$0.10	$(0.13)	$0.08	$(0.47)
Diluted	$0.10	$(0.13)	$0.08	$(0.47)

Weighted average common shares outstanding:
Basic	10,010,226	9,769,545	9,896,850	9,713,335
Diluted	10,250,099	9,769,545	10,049,009	9,713,335

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash	$7,581	$10,296
Accounts receivable, net	8,936	11,139
Inventories	8,280	8,748
Prepaid expenses and other current assets	5,518	2,853
Total current assets	30,315	33,036
Property and equipment, net	3,775	1,800
Operating lease right-of-use assets	936	1,450
Financing lease right-of-use assets	458	727
Deferred financing costs	195	-
Other assets	82	162
Total assets	$35,761	$37,175

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$9,772	$7,239
Current portion of operating lease liabilities	704	703
Current portion of financing lease liabilities	157	355
Deferred revenue	5,980	10,665
Total current liabilities	16,613	18,962
Operating lease liabilities, non-current portion	276	797
Financing lease liabilities, non-current portion	320	418
Other long-term liabilities	53	65
Total liabilities	17,262	20,242
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	-	-
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,930,022 and 9,644,545 shares issued and outstanding on September 30, 2023 and December 31, 2022, respectively	10	10
Additional paid-in capital	33,612	32,859
Accumulated other comprehensive income	-	14
Accumulated deficit	(15,123)	(15,950)
Total stockholders’ equity	18,499	16,933
Total liabilities and stockholders’ equity	$35,761	$37,175

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Operating activities
Net income (loss)	$827	$(4,586)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	370	113
Amortization of right-of-use financing leases	269	177
Amortization of imputed interest	-	(321)
Amortization of right-of-use operating leases	514	495
Change in receivable reserves	80	(140)
Stock-based compensation	1,246	859
Other	(15)	-
Changes in current operating assets and liabilities:
Accounts receivable	1,805	(1,253)
Inventories	468	(4,319)
Prepaid expenses and other assets	(2,990)	167
Income taxes	(4)	24
Accounts payable and accrued liabilities	2,407	1,141
Deferred revenue	(4,685)	4,198
Operating lease liabilities	(520)	(491)
Net cash used in operating activities	(228)	(3,936)

Investing activities
Purchases of property and equipment	(2,345)	(391)
Net cash used in investing activities	(2,345)	(391)

Financing activities
Net proceeds from the exercise of options for common stock	50	17
Net proceeds from issuance of common stock	177	-
Payment of deferred financing costs	(73)	-
Principal repayments of financing leases	(296)	(179)
Net cash used in financing activities	(142)	(162)

Decrease in cash	(2,715)	(4,489)
Cash, beginning of period	10,296	11,699
Cash, end of period	$7,581	$7,210

Non-cash investing and financing activities:
Acquisition of right-of-use assets and lease liabilities	$-	$551
Deferred financing costs included in accounts payable and accrued liabilities	122	-
Surrender and retirement of common stock	720	-

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